SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           TOP AIR MANUFACTURING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Iowa                                               42-1155462
(State of Incorporation or Organization)       (IRS Employer Identification No.)

317 Savannah Park Road, Cedar Falls, Iowa                    50613
(Address of Principal Executive Offices)                   (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                             Name of each exchange on which
to be registered                                each class is to be registered

Common Stock, no par value                         American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

Authorized and Outstanding Capital Stock

         The Registrant's Articles of Incorporation (the "Articles") provide for authorized capital of 20,000,000 shares of common stock, no par value ("Common Stock"). At December 1, 1997, 5,086,456 shares of Common Stock were outstanding. The following summary description of the capital stock of the Registrant is qualified in its entirety by reference to the Articles.

Common Stock

         The holders of the Registrant's Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by stockholders, including the election of directors. The holders of Registrant's Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up the affairs of the Registrant, the holders of the Common Stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of the Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of the Registrant Common Stock are fully paid and nonassessable.


Item 2.  Exhibits

None.
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
                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            TOP AIR MANUFACTURING, INC.


Date: December 5, 1997                      By: /s/ Steven R. Lind
                                            Steven R. Lind, President




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